I, David Joyce, am an officer of General Electric Company
(GE) and, until further written notice, I hereby
individually authorize Christoph Pereira (GE's Vice
President, Chief Corporate, Securities and Finance
Counsel), Aaron Briggs (GE's Executive Corporate,
Securities and Finance Counsel} and Brian Sandstrom (GE's
Executive Corporate, Securities and  Finance Counsel} to
sign on my   behalf any Form 3, Form 4, Form 5, Form 144 or
related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of GE securities, and to take any other action of any type whatsoever in connection with the foregoing that in his opinion may be for the benefit of, in the best interest of, or legally required by me.



































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